Exhibit 4.11

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

IT&E, INC.

PROMISSORY NOTE

$800,000	October 3, 2007

IT&E, Inc., a Pennsylvania corporation (the “Borrower”), for value received, promises to pay to Averion International Corp., a Delaware corporation or its assignee(s) (“Holder”), Eight Hundred Thousand Dollars ($800,000) (the “Loan Amount”), plus interest accruing thereon on the outstanding principal balance hereof from the date of this Note until paid as follows:  (i) commencing as of January 1, 2008 through December 31, 2008, interest shall accrue on the outstanding principal hereunder at the rate of six percent (6%) per annum over a five (5) year amortization schedule; (ii) commencing as of January 1, 2009 through December 31, 2009, interest shall accrue on the then outstanding balance hereunder at the rate of eight percent (8%) per annum over a three (3) year amortization schedule; and (iii) thereafter until paid in full, interest shall accrue on the then outstanding balance hereunder at the rate of ten percent (10%) per annum over a one (1) year amortization schedule.

This Promissory Note (this “Note”) is issued pursuant to that certain Asset Purchase Agreement dated as of even date herewith among the Borrower and the initial Holder (the “Asset Purchase Agreement”). The Asset Purchase Agreement is incorporated herein by reference as though fully set forth herein. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

This Note shall be due and payable pursuant to the payment schedule set forth on Exhibit A to this Note (which is incorporated herein by this reference). Payments under this Note are required without presentment, demand, protest, notice of any kind or notice of dishonor, all of which are hereby expressly waived.

Payments are to be made at the address of the Holder or at such other place in the United States as the Holder shall designate to the Borrower in writing, in lawful money of the United States of America. Payment on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof. This Note may be prepaid in whole or in part at any time without penalty, fee, acceleration or premium.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1.                                       Default. Each of the following events shall be an “Event of Default” hereunder:

a.                                       The Borrower fails to timely make any payment due under this Note;

b.                                      The Borrower defaults in the performance of any material covenant or agreement, or breaches any covenant or agreement in any Transaction Document or any instrument or agreement evidencing the Secured Debt, and the expiration of the applicable period of grace, if any, specified in such agreement.

c.                                       The Borrower shall be or become insolvent, or is unable to meet any of its obligations as they become due or the Holder, in its sole discretion, believes the prospect of payment and performance of any obligation is materially impaired, or shall make an assignment for the benefit of creditors; or the Borrower shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower; or the Borrower shall institute (by petition, application, answer, consent or otherwise) any insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower; or

d.                                      A petition naming the Borrower as debtor shall be filed under the United States Bankruptcy Code (unless such petition is dismissed or discharged within ninety (90) days).

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Holder be immediately due, payable and collectible by Holder pursuant to applicable law without presentment, demand, protest, notice of any kind or notice of dishonor, all of which are hereby expressly waived.

If an Event of Default occurs and is continuing, the Holder may pursue any available remedy by proceeding at law or in equity to collect the payment of amounts due on this Note or to enforce the performance of any provision of this Note. A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

2.                                       Covenants. So long as this Note, the Interest Only Note or any payment obligation under the Asset Purchase Agreement shall remain outstanding or unpaid, the Borrower will comply with the following requirements, unless the Holder shall otherwise consent in writing:

a.                                       Books and Records; Inspection and Examination. The Borrower will keep accurate books of record and account for itself pertaining to the Borrower’s business and financial condition and such other matters as the Holder may from time to time request in which true and complete entries will be made in accordance with GAAP consistently applied and, upon request of and reasonable notice by the Holder, will permit, upon reasonable notice, any officer, employee, attorney or accountant for the Holder to audit, review, make extracts from or copy any and all corporate and financial books and records of the Borrower at all reasonable times during ordinary business hours on reasonable advance notice, to discuss the affairs of the Borrower with any of its directors, officers, employees or agents and to conduct a review of the Borrower’s books and records.

b.                                      Weekly Reports. For so long as the this Note, the Interest Only Note or any payment obligation under the Asset Purchase Agreement remain outstanding, the Borrower will provide to Holder weekly reports containing a current aging of all of Borrower’s accounts receivable, accounts payable and a complete and accurate representation as to back log as of such date and such other information as the Holder may request reasonably from time to time.

c.                                       Monthly Financials. For so long as the this Note, the Interest Only Note or any payment obligation under the Asset Purchase Agreement remain outstanding, the Borrower will furnish Holder: (i) at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent written revisions thereto); and (ii) as soon as practicable after the end of each month, and in any event within twenty (20) days thereafter, a balance sheet of the Borrower as of the end of each such month, and a statement of income and a statement of cash flows of the Borrower for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with GAAP consistently applied, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

d.                                      Negative Covenants. The Borrower shall not effect any of the following actions unless concurrent with the closing of the applicable action this Note, the Term Note and any remaining payment obligation under the Asset Purchase Agreement are all repaid in full (collectively, the “Negative Covenants”):

i.                                          amend any of its charter documents or bylaws in a manner that may materially and adversely affect the Holder;

ii.                                       issue any shares of capital stock of the Borrower from any existing class or series of capital stock or otherwise authorize, create or issue any new class or series of securities; other than issuances of shares of existing capital stock to employees, officers, directors or consultants of the Borrower pursuant to equity incentive plans or other arrangements approved by Borrower’s board of directors in connection with services provided by such individuals; provided, however that all such issuances together do not constitute a change of control of Borrower;

iii.                                    agree to or effect any sale, liquidation, winding up, or merger of the Borrower or any other transaction or series of transactions in which the Borrower’s assets are transferred;

iv.                                   effect any material acquisitions of or investments (whether by merger, consolidation or otherwise) in any other person or entity or make any material capital expenditures;

v.                                      declare or pay any dividend on or make a distribution with respect to any capital stock of the Borrower, or repurchase or redeem any capital stock of the Borrower;

vi.                                   enter into any debt or lease transaction or otherwise incur any indebtedness other than trade payables incurred in the ordinary course of business;

vii.                                make any loans or loan guarantees;

viii.                             pledge or grant a security interest in any assets of the Borrower (other than with respect to the Secured Debt);

ix.                                     establish or invest in any subsidiary or joint venture;

x.                                        engage in any action which would materially and adversely affect the rights of Holder under any Transaction Document;

xi.                                     effect any transaction with any affiliate, officer, director, employee or shareholder or change any senior officer of the Borrower;

xii.                                  effect any material change to the Borrower’s line of business as in effect on the date hereof; or

xiii.                               increase the total cash compensation of any Borrower officer, director, employee or consultant calculated as of the date immediately preceding the date hereof or pay any cash bonus or other cash remuneration to any of the foregoing; provided, however, that the Borrower shall be permitted to make customary cost of living increases to such cash compensation on an annual basis.

3.                                       Loss, Theft or Destruction of Note. Upon receipt by the Borrower of evidence reasonably satisfactory to it of the loss, theft or destruction of this Note and of indemnity or security reasonably satisfactory to it, the Borrower will make and deliver a new Note which shall carry the same rights to interest (unpaid and to accrue) carried by this Note, stating that such Note is issued in replacement of this Note, making reference to the original date of issuance of this Note (and any successors hereto) and dated as of such cancellation.

4.                                       Cross Default. An Event of Default under any of the Transaction Documents or any instrument or agreement evidencing the Secured Debt shall be an event of default under all the Transaction Documents. In such event, the Holder shall be entitled to exercise any remedies available to it pursuant to the Transaction Documents or at law, including, without limitation, accelerate and declare all of the obligations under their respective Transaction Documents to be immediately due, payable, and performable.

5.                                       Miscellaneous.

a.                                       Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its choice of laws provisions.

b.                                      Entire Agreement. The Transaction Documents comprise the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to such subject matter, superseding all prior oral or written understandings.

c.                                       Assignment. This Agreement shall become effective upon delivery of fully executed counterparts hereof to each of the parties hereto, and shall be binding upon and inure to the benefit of the Borrower and the Holder and their respective successors and assigns; provided, however, that the Borrower shall have no right to assign any of its rights or obligation hereunder, or any interest herein, without first obtaining the prior written consent of the Holder.

d.                                      Notices. All notices, requests, demands and other communications hereunder shall be in writing to the parties at the addresses set forth in Section 13.7 of the Asset Purchase Agreement, or at such other address as shall be given in writing by a party to the other parties, and shall be deemed to have been duly given at the earlier of (i) the time of actual delivery, (ii) the next business day after deposit with a nationally recognized overnight courier specifying next day delivery, with written verification of receipt, (iii) when sent by facsimile or electronic mail if receipt is confirmed, or (iv) on the fifth business day following the date deposited with the United States Postal Service, postage prepaid, certified with return receipt requested.

e.                                       Enforcement. The Borrower shall pay all reasonable fees and expenses, including reasonable attorneys’ fees, incurred by the Holder in the enforcement in any of the Borrower’s obligations hereunder not performed when due.

f.                                         Amendment or Waiver. This Note may be amended or a provision hereof waived only in a writing signed by the Borrower and the Holder. Any amendment to or waiver of this Agreement implemented pursuant to a writing signed by the Borrower and the Holder in compliance with this Section shall be binding upon each party’s respective successors or assigns.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its officer thereunto duly authorized.

BORROWER:

IT&E, INC., a Pennsylvania corporation

By:	/s/ Harvey F. Greenawalt, Jr.

Name:	Harvey F. Greenawalt, Jr.

Title:	President

By:	/s/ Philip D. Clark

Name:	Philip D. Clark

Title:	V.P., Business Development

Address:	1610 Medical Drive
Pottstown, PA 19484

EXHIBIT A

AMORTIZED PAYMENT SCHEDULE

Loan Amount	800,000.00
Interest Rate	6.00%
Term (months)	60.00
Monthly Payment	$(15,466.24)

			Monthly
Payment #	Year	Month	Payment	Principal	Interest	O/S bal

						(800,000.00)
1	2008	31-Jan	$(15,466.24)	(11,466.24)	(4,000.00)	(788,533.76)
2	2008	28-Feb	$(15,466.24)	(11,523.57)	(3,942.67)	(777,010.19)
3	2008	31-Mar	$(15,466.24)	(11,581.19)	(3,885.05)	(765,429.00)
4	2008	30-Apr	$(15,466.24)	(11,639.10)	(3,827.14)	(753,789.90)
5	2008	31-May	$(15,466.24)	(11,697.29)	(3,768.95)	(742,092.61)
6	2008	30-Jun	$(15,466.24)	(11,755.78)	(3,710.46)	(730,336.83)
7	2008	31-Jul	$(15,466.24)	(11,814.56)	(3,651.68)	(718,522.27)
8	2008	31-Aug	$(15,466.24)	(11,873.63)	(3,592.61)	(706,648.64)
9	2008	30-Sep	$(15,466.24)	(11,933.00)	(3,533.24)	(694,715.64)
10	2008	31-Oct	$(15,466.24)	(11,992.66)	(3,473.58)	(682,722.98)
11	2008	30-Nov	$(15,466.24)	(12,052.63)	(3,413.61)	(670,670.36)
12	2008	31-Dec	$(15,466.24)	(12,112.89)	(3,353.35)	(658,557.47)

Loan Amount	658,557.47
Interest Rate	8.00%
Term (months)	36.00
Monthly Payment	$(20,636.80)

			Monthly
Payment #	Year	Month	Payment	Principal	Interest	O/S bal

						(658,557.47)
13	2009	31-Jan	$(20,636.80)	(16,246.41)	(4,390.38)	(642,311.05)
14	2009	28-Feb	$(20,636.80)	(16,354.72)	(4,282.07)	(625,956.33)
15	2009	31-Mar	$(20,636.80)	(16,463.76)	(4,173.04)	(609,492.57)
16	2009	30-Apr	$(20,636.80)	(16,573.51)	(4,063.28)	(592,919.06)
17	2009	31-May	$(20,636.80)	(16,684.00)	(3,952.79)	(576,235.06)
18	2009	30-Jun	$(20,636.80)	(16,795.23)	(3,841.57)	(559,439.83)
19	2009	31-Jul	$(20,636.80)	(16,907.20)	(3,729.60)	(542,532.63)
20	2009	31-Aug	$(20,636.80)	(17,019.91)	(3,616.88)	(525,512.71)
21	2009	30-Sep	$(20,636.80)	(17,133.38)	(3,503.42)	(508,379.33)
22	2009	31-Oct	$(20,636.80)	(17,247.60)	(3,389.20)	(491,131.73)
23	2009	30-Nov	$(20,636.80)	(17,362.59)	(3,274.21)	(473,769.15)
24	2009	31-Dec	$(20,636.80)	(17,478.34)	(3,158.46)	(456,290.81)

1

Loan Amount	456,290.81
Interest Rate	10.00%
Term (months)	12.00
Monthly Payment	$(40,115.21)

			Monthly
Payment #	Year	Month	Payment	Principal	Interest	O/S bal

						(456,290.81)
25	2010	31-Jan	$(40,115.21)	(36,312.79)	(3,802.42)	(419,978.02)
26	2010	28-Feb	$(40,115.21)	(36,615.39)	(3,499.82)	(383,362.63)
27	2010	31-Mar	$(40,115.21)	(36,920.52)	(3,194.69)	(346,442.10)
28	2010	30-Apr	$(40,115.21)	(37,228.19)	(2,887.02)	(309,213.91)
29	2010	31-May	$(40,115.21)	(37,538.43)	(2,576.78)	(271,675.48)
30	2010	30-Jun	$(40,115.21)	(37,851.25)	(2,263.96)	(233,824.23)
31	2010	31-Jul	$(40,115.21)	(38,166.68)	(1,948.54)	(195,657.56)
32	2010	31-Aug	$(40,115.21)	(38,484.73)	(1,630.48)	(157,172.82)
33	2010	30-Sep	$(40,115.21)	(38,805.44)	(1,309.77)	(118,367.39)
34	2010	31-Oct	$(40,115.21)	(39,128.82)	(986.39)	(79,238.57)
35	2010	30-Nov	$(40,115.21)	(39,454.89)	(660.32)	(39,783.68)
36	2010	31-Dec	$(40,115.21)	(39,783.68)	(331.53)	0.00

2